EXHIBIT 10(a)

EMPLOYMENT AND RETENTION AGREEMENT
BETWEEN
PEOPLES ENERGY CORPORATION
AND
THOMAS M. PATRICK
CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER

THIS AGREEMENT is effective as of August 31, 2006 (“Effective Date”), by and between Peoples Energy Corporation, an Illinois corporation (“PEC” or the “Company”), and Thomas M. Patrick, Chairman, President and Chief Executive Officer (the “Executive”).

WITNESSETH

WHEREAS, the Executive is a valuable employee of the Company and an integral part of the management of the Company; and

WHEREAS, PEC wishes to encourage the Executive to continue his career and services with the Company for the period preceding an anticipated change in control transaction; and

WHEREAS, the Board of Directors of PEC previously determined that it would be in the best interests of the Company and its shareholders to assure continuity in the management of the Company’s administration and operations in the event of a change in control by entering into a severance agreement with the Executive; and

WHEREAS, PEC and the Executive entered into a severance agreement effective as of August 1, 2002, which was superseded by a severance agreement effective as of June 2, 2004 (the “Severance Agreement”);

WHEREAS, the Board of Directors of PEC and the Executive now desire to cancel the Severance Agreement and replace it with this Agreement in consideration of the parties’ agreement that the Executive will delay his retirement pending completion of an anticipated change in control transaction; and

WHEREAS, the parties acknowledge that the Executive is waiving certain rights under the Severance Agreement and other arrangements in exchange for new rights provided by this Agreement.

NOW THEREFORE, for good and valuable consideration, the parties hereby agree to the following:

1. Definitions.

“AAA” shall have the meaning set forth in paragraph 5 of this Agreement.

“Affiliate” shall mean the subsidiaries of PEC and other entities controlled by such subsidiaries.

“Agreement” shall mean this Employment and Retention Agreement.

“Board” shall mean the Board of Directors of PEC.

“Cause” shall mean the Executive’s fraud or dishonesty which has resulted in or is likely to result in material economic damage to the Company as determined in good faith by a vote of at least two-thirds of the non-employee directors of PEC at a meeting of the Board at which the Executive is provided an opportunity to be heard.

“Change in Control” shall mean:

(i) the acquisition by any Person or Persons acting in concert, of ownership of stock of PEC that, together with stock held by such Person or Persons acting in concert, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of PEC (calculated in accordance with Code Section 318(a) and subject to the limitations of Internal Revenue Service (“IRS”) Notice 2005-1); or

(ii) a change in the ownership of a substantial portion of the assets (as defined for purposes of Code Section 409A) of PEC; or

(iii) a change in the effective control (as defined for purposes of Code Section 409A) of PEC.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended, or any successor thereto.

“Company” shall mean PEC and include any Affiliate and successor or successors to PEC.

“Compensation Committee” shall mean the Management Development and Compensation Committee of the PEC Board of Directors.

“Disability” shall mean an impairment that affects the Executive and causes him either (a) to be unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not fewer than 12 months, as determined by a physician selected by the Company; or (b) to receive income replacement benefits for a period of not fewer than three (3) months under an accident and health plan covering employees of the Company by reason of a medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not fewer than 12 months.

“Effective Date” shall mean the date set forth in the first paragraph of this Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“PEC” shall mean Peoples Energy Corporation, an Illinois corporation.

“PEC LTIC” shall mean the Peoples Energy Corporation Long Term Incentive Compensation Plan, as amended from time to time, or any successor plan.

“PEC Retirement Plan” shall mean the Peoples Energy Corporation Retirement Plan as in effect on the Effective Date, as amended from time to time, or any successor plan.

“PEC SRB” shall mean the Peoples Energy Corporation Supplemental Retirement Benefit Plan as in effect on the Effective Date, as amended from time to time, or any successor plan.

“PEC STIC” shall mean the Peoples Energy Corporation Short Term Incentive Compensation Plan, as amended from time to time, or any successor plan.

“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) except that such term shall not include:  (i) the Company or any of its subsidiaries; (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates; (iii) an underwriter temporarily holding securities pursuant to an offering of such securities; or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

“Severance Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Term” shall mean the term of this Agreement as set forth in paragraph 2.

2. Term.

This Agreement shall be effective as of the Effective Date and shall continue thereafter until the Executive retires from employment with the Company, the Executive’s employment terminates due to death, Disability or another reason other than Cause, or the Company terminates the Executive’s employment for Cause.

3. Compensation and Employee Benefits.

a. Salary and Benefits.

(i) During the Term, the Executive shall continue to receive his current salary in accordance with the Company’s normal payroll procedures, subject to increase from time to time in accordance with salary increases generally granted to Company executives, and shall remain eligible to participate in all Company bonus programs, incentive arrangements and employee benefit plans for which he is eligible as of the Effective Date or thereafter in accordance with their terms.

(ii) Upon the termination of the Executive’s employment for any reason other than Cause, within five (5) business days after such termination PEC shall pay to the Executive (or, if the Executive has died before receiving all payments to which he has become entitled hereunder, to the beneficiary or estate of the Executive as described in paragraph 12) the sum of his accrued but unpaid salary and accrued but unused paid time off for nonunion employees under the Paid Time Off Bank, as in effect on the Effective Date, as amended from time to time, or any successor plan.

b. Incentive Payments.

The Executive shall be entitled to the following incentive payments if he remains employed with the Company through November 30, 2006 or dies or experiences a Disability that causes termination of his employment on or before that date:

(i)  one million dollars ($1,000,000) (less applicable tax withholdings) payable on December 1, 2006; and

(ii) one million seven hundred seventy-five thousand dollars ($1,775,000) (less applicable tax withholdings) payable as soon as practicable following the date that is six months after the Executive’s employment termination date, provided that he is not terminated for Cause.

The incentive payments are in consideration of the Executive’s agreement to and compliance with the terms set forth in paragraphs 4, 7, and 17 of this Agreement, provided that he complies with such terms and his employment is not terminated for Cause. PEC shall pay the designated amounts to the Executive (or, if the Executive dies before receiving the payments to which he has become entitled hereunder, to the beneficiary or estate of the Executive as described in paragraph 12) in lump sum cash payments. If the Executive’s employment is terminated for Cause after November 30, 2006 or he fails to agree to and comply with paragraphs 4, 7 and 17 of this Agreement, he shall forfeit his right to receive the incentive payment described in paragraph (ii) above.

c. Success Bonus.

If the Executive remains employed with the Company on:

(i)  the later of (A) the closing date of the Change in Control transaction under consideration on the Effective Date (“Project Score”), or (B) at the Company’s option (with notice to be provided to the Executive before the closing of Project Score), the date that marks the three (3)-month anniversary of the closing of Project Score; or

(ii)  if Project Score is abandoned and does not close, the later of (A) the date PEC hires a new chief executive officer and he or she commences service in such position, or (B) at the Company’s option (with notice to be provided to the Executive before the new chief executive officer commences service), the date that marks the three (3)-month anniversary of the new chief executive officer’s first day of service in such position;

or if the Company terminates the Executive’s employment due to death, Disability or a reason other than Cause before the occurrence of an event described in (i) or (ii) above, then PEC shall pay to the Executive (or, if the Executive has died before receiving all payments to which he has become entitled hereunder, to the beneficiary or estate of the Executive as described in paragraph 12) a lump sum cash payment in the amount of two million dollars ($2,000,000), provided that the Executive complies with the terms of paragraph 7 of this Agreement. Such payment shall be made as soon as practicable following the date that is six months after the Executive’s employment termination date.

d. Retirement Benefits and Incentives.

The Executive shall be entitled to receive any vested benefits credited or accrued on his behalf under any retirement plan, bonus program or incentive arrangement maintained by the Company, including, but not limited to, the PEC LTIC, the PEC Retirement Plan, the PEC SRB and the PEC STIC. Such benefits shall be distributed or paid in accordance with the respective provisions of such plans, programs or arrangements. To the extent required under Code Section 409A, certain benefit distributions or payments (not including benefits due under the Company’s qualified retirement plans, such as the PEC Retirement Plan) may not be payable before the date that is six months after the Executive’s employment termination date. If the Executive’s benefit payments under the PEC SRB are delayed for six months to comply with Code Section 409A and he elects an annuity form of distribution under that plan, the annuity payments that otherwise would have been payable during the six months immediately following the Executive’s employment termination shall be aggregated and paid to the Executive all at once as soon as practicable following the date that is six months after the Executive’s employment termination date.

e. Health Benefits.

The Executive shall be entitled to any post-retirement health benefits for which he is eligible under the Company’s welfare benefit plans (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)).  If the Executive is not retirement eligible, within the meaning of the Company’s welfare benefit plans, at the time of his employment termination, the Company may provide health benefits through a fully insured health care or HMO plan.  PEC’s obligations under this paragraph 3.e. shall cease on the earlier of (i) the date as of which such coverage ends in accordance with the Company’s welfare benefit plan and (ii) the date following the termination of the Executive’s employment as of which the Executive is eligible to receive benefits under welfare benefit plans (within the meaning of ERISA Section 3(1)) provided by an employer of the Executive other than the Company.

4. Source of Payments.

a. All payments provided for in paragraph 3 shall be paid in cash from the general funds of PEC; provided, however, that such payments shall be reduced by the amount of any payments made to the Executive or his dependents, beneficiaries or estate from any trust or special or separate fund established or utilized by PEC to assure such payments.  The Company shall not be required to establish a special or separate fund or other segregation of assets to assure such payments, and, if the Company makes any investments to aid it in meeting its obligations hereunder, the Executive shall have no right, title or interest whatever in or to any such investments except as may otherwise be expressly provided in a separate written instrument relating to such investments.  Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and the Executive or any other person.  To the extent that any person acquires a right to receive payments from the Company such right shall be no greater than the right of an unsecured creditor of the Company.

b. The Executive hereby waives the contribution requirement described in Section 1(f) of the Amended and Restated Trust under Peoples Energy Corporation Directors Deferred Compensation Plan, Directors Stock and Option Plan, Executive Deferred Compensation Plan and Supplemental Retirement Plan dated February 27, 2004 (the “Trust Agreement”) with respect to any benefits to which he may be entitled under the plans covered by the Trust Agreement.

5. Litigation Expenses; Arbitration.

a. PEC’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others, except as set forth in paragraph 7.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement.  PEC agrees to pay, upon written demand therefor by the Executive, all legal fees and expenses which the Executive may reasonably incur as a result of any dispute or contest (regardless of the outcome thereof) by or with the Company or others regarding the validity or enforceability of, or liability under, any provision of this Agreement, plus in each case interest at the federal long-term rate in effect under Code Section 1274(d), compounded monthly.  In any such action brought by the Executive for damages or to enforce any provisions of this Agreement, the Executive shall be entitled to seek both legal and equitable relief and remedies, including, without limitation, specific performance of the Company’s obligations hereunder, in his sole discretion.  The obligation of the Company under this paragraph 5 shall survive the termination for any reason of this Agreement (whether such termination is by the Company, by the Executive, upon the expiration of this Agreement or otherwise).

b. In the event of any dispute or difference between the Company and the Executive with respect to the subject matter of this Agreement and the enforcement of rights hereunder, the Executive may, in his sole discretion by written notice to PEC, require such dispute or difference to be submitted to arbitration.  The arbitrator or arbitrators shall be selected by agreement of the parties or, if they cannot agree on an arbitrator or arbitrators within 30 days after the Executive has notified PEC of his desire to have the question settled by arbitration, then the arbitrator or arbitrators shall be selected by the American Arbitration Association (the “AAA”) in Illinois upon the application of the Executive.  The determination reached in such arbitration shall be final and binding on both parties without any right of appeal of further dispute.  Execution of the determination by such arbitrator may be sought in any court of competent jurisdiction.  The arbitrators shall not be bound by judicial formalities and may abstain from following the strict rules of evidence and shall interpret this Agreement as an honorable engagement and not merely as a legal obligation.  Unless otherwise agreed by the parties, any such arbitration shall take place in Illinois, and shall be conducted in accordance with the Rules of the AAA.

6. Tax Withholding.

The Company may withhold from any payments made under this Agreement all federal, state or other taxes, including excise taxes as shall be required pursuant to any law or governmental regulation or ruling.

7. Waiver and Releases.

In consideration of the covenants under this Agreement, including, but not limited to, paragraphs 3 and 5, and as a condition precedent to receiving any payments under this Agreement, the Executive agrees to execute, concurrently with his employment termination, a release substantially in the form of Exhibit A and a Confidentiality Agreement substantially in the form of Exhibit B, respectively, attached hereto and by this reference made a part hereof.

8. Entire Understanding.

This Agreement contains the entire understanding between the Company and the Executive with respect to the subject matter hereof and supersedes any prior agreement between the Company and the Executive providing for severance or similar benefits, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Executive of any kind elsewhere provided and not expressly provided for in this Agreement.

9. Severability.

If, for any reason, any one or more of the provisions or part of a provision contained in this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement not held invalid, illegal or unenforceable, and each other provision or part of a provision shall, to the fullest extent consistent with law, continue in full force and effect.

10. Consolidation, Merger, or Sale of Assets.

If PEC consolidates or merges into or with, or transfers all or substantially all of its assets to, another corporation, limited liability company, limited partnership, or other entity, the term “the Company” as used herein shall include such other entity and this Agreement shall continue in full force and effect.

11. Notices.

All notices, requests, demands and other communications required or permitted hereunder shall be given in writing and shall be deemed to have been duly given if delivered by overnight courier, facsimile or electronic mail or mailed, postage prepaid, first class with return receipt, as follows:

a. to PEC:

Peoples Energy Corporation
130 East Randolph Drive
Chicago, Illinois  60601
Attention:  Secretary
Facsimile: (312) 240-4348

b. to the Executive:

Thomas M. Patrick
Chairman, President and Chief Executive Officer
Peoples Energy Corporation
130 East Randolph Drive
Chicago, Illinois  60601
Facsimile: (312) 240-4310

or to such other address as either party shall have previously specified in writing to the other.

12. No Attachment.

Except as required by law and as expressly provided in this paragraph 12, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.  Notwithstanding the preceding sentence, the Executive may, by giving written notice to PEC during the Executive’s lifetime, designate a beneficiary or beneficiaries to whom the benefits described in paragraph 3 shall be transferred in the event of the Executive’s death.  Any such designation may be revoked or changed by the Executive at any time and from time to time by similar written notice.  If there is no such designated beneficiary living upon the death of the Executive or if all such designated beneficiaries die prior to the receipt by the Executive of the referenced benefits, such benefits shall be transferred to the Executive’s surviving spouse or, if none, then such benefits will be transferred to the estate or personal representative of the Executive.  If the Company, after reasonable inquiry, is unable to determine within twelve months after the Executive’s death whether any designated beneficiary of the Executive did in fact survive the Executive, such beneficiary shall be conclusively presumed to have died prior to the Executive’s death.

13. Binding Agreement.

This Agreement shall be binding upon, and shall inure to the benefit of, the Executive and the Company and their respective permitted successors and assigns.

14. Modification and Waiver.

This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.  No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement except by written instrument signed by the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

15. Headings of No Effect.

The paragraph headings contained in this Agreement are included solely for convenience of reference and shall not in any way affect the meaning or interpretation of any of the provisions of this Agreement.

16. Governing Law.

This Agreement and its validity, interpretation, performance, and enforcement shall be governed by the laws of the State of Illinois without giving effect to the choice of law provisions in effect in such state.

17. Termination of Severance Agreement.

The Severance Agreement is hereby terminated and no longer in effect as of the Effective Date.

18. Code Section 409A Compliance.

No provision in this Agreement is intended to provide a deferral of compensation within the meaning of Code Section 409A.  Company and Executive agree that if and to the extent Code Section 409A applies to this Agreement, the Agreement shall be administered in accordance with the requirements of Code Section 409A so that there will not be a plan failure under Code Section 409A(a)(1), and all amounts payable hereunder shall be distributed only in compliance with the requirements of paragraphs (2), (3) and (4) of such Code section, including, by way of example and without limitation, Code Section 409A(2)(A)(i), which prohibits the distribution of compensation subject to Code Section 409A to a “specified employee” of a publicly traded company any earlier than six months after the date of separation of service in the case of a distribution by reason of separation of service.  No distribution shall be made under the Agreement that would fail to meet the requirements of Code Section 409A.

In addition, this Agreement is not intended to materially modify any deferred compensation plan of the Company that existed on October 3, 2004.  However, if this Agreement would otherwise be interpreted to be a material modification of any deferred compensation plan of the Company that existed on October 3, 2004, as permitted by IRS Notice 2005-1, Q&A-18(b), this Agreement shall be treated as material modification of such deferred compensation plan only as to the benefits provided by this Agreement and only the benefits provided by this Agreement shall be subject to Code Section 409A.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, PEC has caused this Agreement to be executed, and the Executive has executed this Agreement.

PEOPLES ENERGY CORPORATION

By:
WILLIAM J. BRODSKY
Director and Chairman of the Management
                                   Development and Compensation Committee
                                  of the Board of Directors

EXECUTIVE

By:
THOMAS M. PATRICK
Chairman, President and Chief Executive Officer

EXHIBIT A

RELEASE OF CLAIMS
AND
COVENANT NOT TO SUE

THIS RELEASE OF CLAIMS AND COVENANT NOT TO SUE (the “Release”) is executed and delivered by THOMAS M. PATRICK (the “Executive”), to Peoples Energy Corporation, its subsidiaries, and affiliates (collectively referred to as the “Company”).

In consideration of the agreement by the Company to provide the Executive with the payments and benefits under the Employment and Retention Agreement between the Executive and the Company dated August 31, 2006, the Executive hereby agrees as follows:

1. Release and Covenant.

The Executive, of his own free volition, forever waives and releases any and all claims the Executive, his dependents, relatives, heirs, executors, administrators, successors and assigns has or may have against the Company, its directors, officers, employees, agents, stockholders, successors and assigns (both individually and in their official capacities with the Company) of any kind or nature whatsoever arising from facts, assertions, circumstances, omissions or matters occurring on or before the date hereof, including all claims arising from or relating in any way to the Executive’s employment with the Company or the conclusion of such employment (whether such claims are presently known or hereafter discovered).  This release includes, but is not limited to, a release of any claims in tort or contract, including claims for wrongful discharge, breach of any employment contract or any other agreement, contract, practice or policy.  In addition to any other claims, the Executive specifically waives, releases, and covenants not to sue or to file any charges or administrative actions with respect to any and all claims against the Company under the Americans with Disabilities Act, the Age Discrimination in Employment Act, Title VII (or any other title) of the Civil Rights Act of 1964 (including all claims of sex, race, national origin, and religious discrimination), Section 1981 of the Civil Rights Act, the Federal Equal Pay Act, the Illinois Human Rights Act, the Illinois Wage Payment and Collection Act, the Cook County Human Rights Ordinance, the City of Chicago Human Rights Ordinance, the Employee Retirement Income Security Act, the Family and Medical Leave Act, or any other federal, state or local statute, law, regulation, ordinance, or doctrine of common law or public policy, contract or tort law having any bearing whatsoever on the terms and conditions of employment or termination of employment.  This Release shall not, however, constitute a waiver of any of the Executive’s rights under the Employment and Retention Agreement or any rights he may have as a director or officer of the Company to indemnification under the Company’s articles of incorporation or by-laws with respect to claims by third parties.  The Executive acknowledges that, in his decision to enter into this Release, he has not relied on any representations, promises or agreements of any kind, including oral statements by representatives of the Company, except as set forth in this Release.

2. Due Care.

This Release contains a release of all claims under the Age Discrimination in Employment Act (“ADEA”) and, therefore, pursuant to the requirements of the ADEA, the Executive acknowledges that he has been advised (i) that this release includes, but is not limited to, all claims under the ADEA arising up to and including the date of execution of this release; (ii) to consult with an attorney and or other advisor of his choosing concerning his rights and obligations under this release; (iii) to fully consider this release before executing it, and that he has been offered ample time and opportunity, in excess of 21 days, to do so; and (iv) that this release shall become effective and enforceable 7 days following execution of this Release by the Executive, during which 7-day period the Executive may revoke his acceptance of this Release by delivering written notice to:  Corporate Secretary, Peoples Energy Corporation, 130 East Randolph Drive, Chicago, Illinois 60601.

3. No Assignment of Claims.

The Executive represents and warrants that there has been no assignment or other transfer of any interest in any claim which the Executive may have against the Company.  The Executive agrees to indemnify and hold the Company harmless from any liability, claims, demands, damages, cost, expenses and attorney’s fees incurred as a result of any person asserting such assignment or transfer of any rights or claims under any such assignment or transfer.  It is the intention of the Executive and the Company that this indemnity does not require payment as a condition precedent to recovery by the Company from the Executive under this indemnity.

4. Modification and Waiver.

This Release may not be modified or amended except by an instrument in writing signed by the Executive and the Company.  No term or condition of this Release shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Release except by written instrument signed by the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

5. Governing Law.

To the extent not governed by federal law, this Release and its validity, interpretation, performance, and enforcement shall be governed by the laws of the State of Illinois without giving effect to the choice of law provisions in effect in such state.

IN WITNESS WHEREOF, the Executive has executed this Release and delivered it to the Company on __________________ ____, _______.

By:
THOMAS M. PATRICK

EXHIBIT B

CONFIDENTIALITY AND NON-SOLICITATION AGREEMENT
BETWEEN
PEOPLES ENERGY CORPORATION
AND
THOMAS M. PATRICK

THIS CONFIDENTIALITY AND NON-SOLICITATION AGREEMENT (the “Agreement”), effective as of _______________ ____, ______, by and between Peoples Energy Corporation, including any of its subsidiaries, affiliates and related entities (the “Company”) and THOMAS M. PATRICK (the “Executive”).

WITNESSETH

WHEREAS, the Executive is an employee of the Company;

WHEREAS, the Company and the Executive have entered into an employment and retention agreement dated August 31, 2006 (the “Employment and Retention Agreement”) under which the Company has covenanted to provide the Executive with certain payments and benefits in the event that the Executive’s employment with the Company ends under the circumstances described therein;

WHEREAS, in consideration of the Company’s covenants under the Employment and Retention Agreement, and as a condition precedent to the Executive receiving any payments or benefits under the Employment and Retention Agreement, the Executive has agreed to execute a confidentiality agreement concurrently with his employment termination as described in the Employment and Retention Agreement;

NOW, THEREFORE, as a condition precedent, and in consideration of the covenants by the Company to provide the Executive with the payments and benefits under the Employment and Retention Agreement, the Executive hereby agrees as follows:

1. Confidential Information; Acknowledgement of Legitimate Business Interest of the Company.

The Executive expressly recognizes and acknowledges that during his employment with the Company, he became entrusted with, had access to, or gained possession of confidential and proprietary information, data, documents, records, materials, and other trade secrets and/or other proprietary business information of the Company that is not readily available to competitors, outside third parties and/or the public, including without limitation, information about (i) current or prospective customers and/or suppliers, (ii) employees, research, goodwill, production, and prices, (iii) business methods, processes, practices or procedures; (iv) computer software and technology development, (v) the Company’s hydrocarbon interests and prospects, and (vi) business strategy, including acquisition, merger and/or divestiture strategies (collectively or with respect to any of the foregoing, the “Confidential Information”).  The Executive further recognizes and acknowledges that the Confidential Information is the sole and exclusive property of the Company and that the Company has a legitimate interest in protecting its Confidential Information.

2. Non-Disclosure of Confidential Information.

The Executive agrees that following his termination of employment, he shall keep and retain in confidence all Confidential Information and will not, without the consent of the Company, disclose or divulge any Confidential Information obtained during his employment with the Company to any third party for so long as the Confidential Information is valuable and unique, or until either the Company has either itself released the Confidential Information into the public domain or the Confidential Information has clearly become publicly available by means other than the Company or the Executive.  No individual piece of Confidential Information shall be deemed to have become publicly available merely because other pieces of Confidential Information shall have become publicly available, and no individual piece of Confidential Information shall be deemed to have become publicly available unless all of its substantive provisions shall have become publicly available.  This paragraph 2 shall not prevent the Executive from using general skills and experience developed in positions with the Company or other employers, or from accepting a position of employment with another company, firm, or other organization, provided that such position does not require divulgence or use of the Confidential Information.

3. Cooperation with the Company.

If the Executive receives a subpoena or other judicial or administrative process demanding that he disclose Confidential Information (“Subpoena”), the Executive agrees that he will promptly notify the Company and cooperate fully with the Company if the Company elects to challenge or otherwise resist disclosure of the Confidential Information sought by the Subpoena.  Any such challenge or resistance by the Company shall be at the Company’s own expense.  If the Executive promptly notifies the Company of the receipt of a Subpoena and the Company declines or fails to challenge or resist the Subpoena, or if after intervention by the Company in the judicial or administrative process, the Company is unsuccessful in quashing or opposing the disclosure, the Executive may produce the Confidential Information or respond to the Subpoena as he deems appropriate.

4. Return of Property.

The Executive understands and agrees that all business information, files, research, records, memoranda, books, lists and other documents and tangible materials, including computer disks, and other hardware and software that he receives during employment, whether confidential or not, are the property of the Company and that, immediately upon the termination of the Executive’s employment, he will promptly deliver to the Company all such materials, including copies thereof, in his possession or under his control.

5. Non-Solicitation.

The Executive covenants and agrees that for a period commencing on the date of the Executive’s termination of employment with the Company and ending on the date that is one (1)

year after such employment termination date, the Executive shall not, directly or indirectly, solicit, induce, influence, or attempt to induce any employee of the Company to terminate his employment with, or compete against the Company or any present or future affiliates of the Company.  In particular, and without limiting the foregoing, the Executive agrees that during the one-year (1-year) period commencing on the Executive’s employment termination date with the Company, the Executive shall not directly or indirectly attempt to hire any other employee of the Company or otherwise encourage any other employee to leave the employ of the Company, or (ii) advise or recommend to any other person that they employ or solicit for employment, any employee of the Company.

6. Equitable Relief.

The Executive acknowledges that the Confidential Information to be disclosed to the Executive during his employment is of a special and unique character, and that the breach of any provision of this Agreement, including without limitation, its non-solicitation provision, will cause the Company irreparable injury and damage.  Accordingly, the Company shall be entitled, in addition to all other remedies available to it, to injunctive and equitable relief to prevent a breach of any part of this Agreement or to enforce any part of this Agreement.

7. Assignment.

This Agreement is not assignable, in whole or in part, and shall not be assigned, by the Executive; and any purported assignment by the Executive shall be considered null and void.  This Agreement is assignable and may be so assigned by Employer, and this Agreement shall inure to the Benefit of, and shall be binding upon, any and all successors and assigns of the Company.

8. Entire Understanding.

This Agreement contains the entire understanding between the Company and the Executive with respect to the subject matter hereof.

9. Severability.

If, for any reason, any one or more of the provisions or part of a provision contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement not held invalid, illegal or unenforceable, and each other provision or part of a provision shall, to the fullest extent consistent with law, continue in full force and effect.

10. Consolidation, Merger, or Sale of Assets.

If the Company consolidates or merges into or with, or transfers all or substantially all of its assets to, another corporation, the term “the Company” as used herein shall include such other corporation and this Agreement shall continue in full force and effect.

11. Notices.

All notices, requests, demands and other communications required or permitted hereunder shall be given in writing and shall be deemed to have been duly given if delivered by overnight courier, facsimile or electronic mail or mailed, postage prepaid, first class with return receipt, as follows:

a. to the Company:

Peoples Energy Corporation
130 East Randolph Drive
Chicago, Illinois  60601
Attention:  Secretary
Facsimile: (312) 240-4348

b. to the Executive:

the Executive’s most recent home address
or facsimile number on file with the Company

or to such other address as either party shall have previously specified in writing to the other.

12. Binding Agreement.

This Agreement shall be binding upon, and shall inure to the benefit of, the Executive and the Company and their respective permitted successors and assigns.

13. Modification and Waiver.

This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.  No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement except by written instrument signed by the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

14. Headings of No Effect.

The paragraph headings contained in this Agreement are included solely for convenience of reference and shall not in any way affect the meaning or interpretation of any of the provisions of this Agreement.

15. Governing Law.

This Agreement and its validity, interpretation, performance, and enforcement shall be governed by the laws of the State of Illinois without giving effect to the choice of law provisions in effect in such state.

IN WITNESS WHEREOF, Peoples Energy Corporation, on behalf of itself and its subsidiaries, affiliates and related entities, has caused this Agreement to be executed, and the Executive has executed this Agreement, as of the effective date written above.

PEOPLES ENERGY CORPORATION

By:
WILLIAM J. BRODSKY
Director and Chairman of the Management
Development and Compensation Committee
of the Board of Directors

EXECUTIVE

By:
THOMAS M. PATRICK
Chairman, President and Chief Executive Officer